Exhibit 10.16

INTELEPEER, INC.

EAST WEST BANK

LOAN AND SECURITY AGREEMENT

MAY 16, 2011

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of May 16, 2011, by and between EAST WEST BANK (“Bank”) and INTELEPEER, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1          Definitions.  As used in this Agreement, all capitalized terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Adjusted Quick Ratio” means, on any date of determination, the ratio of (i) the aggregate amount of unrestricted cash of Borrower (being solely comprised of cash and short term cash equivalents) plus accounts receivable of Borrower (net of accounts payable) on such date to (ii) the current portion of all Indebtedness on such date, including, without limitation, the current portion of all Indebtedness under this Agreement and the Comerica/Hercules Loan Agreement.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses incurred by Bank (including reasonable attorneys’ fees and expenses) in connection with the preparation, negotiation, administration, and amendment of the Loan Documents; reasonable Collateral audit fees; and all costs and expenses incurred by Bank (including attorneys’ fees and expenses) in connection with the enforcement, protection or defense of its rights under the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding or in connection with any workout or restructuring of the Obligations or the Loan Documents, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, (i) of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such

“person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction or (ii) representing 50% or more of the combined voting power of all such stock of Borrower.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto, as supplemented from to time to time, and all of the property of every nature granted in favor of Bank in connection with any Equipment Advance or otherwise pursuant to any Loan Documents.

“Comerica” means Comerica Bank, a Texas banking corporation.

“Comerica/Hercules Loan Agreement” means that certain Loan and Security Agreement, dated as of May 5, 2010, and entered into by and among Borrower, Hercules and Comerica.

“Communications Laws” means the Communications Act of 1934, as amended from time to time, the orders, rules and regulations of the Federal Communications Commission promulgated or issued thereunder, and all applicable state laws and State PUC orders, rules and regulations governing the provision of telecommunications services.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Equipment Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Assignee” means (i) Bank, any Affiliate of the Bank and any fund of Bank; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies.

“Eligible Equipment” means the following to the extent it is acceptable to Bank, is located at Borrower’s location at the address indicated in Section 10 hereof or such other location of which Bank has approved in writing, is subject to a first priority Lien in favor of Bank and all Required PUC consents have been obtained: routers, networking gears and related equipment.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” or “Equipment Advances” means a cash advance or cash advances under the Equipment Facility.

“Equipment Facility” means Credit Extensions of up to $12,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

“Hercules” means Hercules Technology II, L.P., a Delaware limited partnership.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)         Copyrights, Trademarks and Patents;

(b)         Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)         Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)         Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)          All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)          All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)         All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intercreditor Agreement” has the meaning set forth in Section 3.1(h) hereof.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, the Intercreditor Agreement, any customer/mortgagee or landlord waivers, any compliance or other certificates and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under and in accordance with the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement and the other Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any Loan Document or any other instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Indebtedness of Borrower not to exceed $100,000 in the aggregate in any fiscal year secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)           Subordinated Debt;

(e)           Indebtedness incurred in the ordinary course of business with respect to Borrower’s use of corporate credit cards; and

(f)            Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           other Investments with Bank’s consent which shall not be unreasonably withheld or delayed.

“Permitted Liens” means the following:

(a)         Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Equipment Advances and excluding all Collateral) or arising under this Agreement or the other Loan Documents;

(b)         Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)         Liens not to exceed $100,000 in the aggregate (i) upon or in any Equipment (other than the Collateral) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment (other than Collateral) at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)         Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien, the principal amount of the indebtedness being extended, renewed or refinanced does not increase and no such Liens shall encumber the Collateral; and

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)           Inventory in the ordinary course of business;

(b)           nonexclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)           worn-out or obsolete Equipment not financed with the proceeds of Equipment Advances;

(d)           subject to Section 6.7, transfers of amounts by Borrower to or from one of its deposit accounts to another deposit account of Borrower maintained with Comerica; or

(f)            other Transfers of assets having a fair market value of not more than $100,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum as published in The Wall Street Journal on the date of measurement.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“PUC” means any state regulatory agency or body that exercises jurisdiction over intrastate telecommunication rates or services or the ownership, construction or operation of any intrastate network facility or telecommunications systems or over Persons who own, construct or operate an intrastate network facility or telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Required PUC Consents” means all consents, orders and approvals of PUCs that are required in order for Borrower to (a) incur Indebtedness to the Bank under this Agreement with a maturity in excess of one (1) year, specifically Delaware, the District of Columbia, Georgia, Hawaii, Indiana, Maryland, New Jersey, New York, Pennsylvania, Tennessee, and West Virginia or (b) grant to Bank a Lien on Collateral (including all proposed Collateral) under this Agreement located in the state of such PUC, specifically Colorado (with respect to the license to offer intrastate telecommunications services only), Delaware, the District of Columbia, Georgia, Hawaii, Indiana, Maryland, New Jersey, Tennessee and West Virginia.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term Loan” has the meaning assigned in Section 2.1(c).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Updated Regulatory Opinion” has the meaning assigned in Section 6.10.

1.2          Accounting Terms.  Any accounting term not specifically defined in Section 1.1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.

2.             LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

(a)           Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)           Equipment Advances.

(i)            Amount.  Upon the issuance of the Required PUC Consent by the West Virginia Public Service Commission in form and substance satisfactory to Bank, and subject to and upon the terms and conditions of this Agreement, Bank agrees to make one or more Equipment Advances to Borrower at any time from the date hereof through January 31, 2012 (the “Draw Period”).  Each Equipment Advance shall be in a principal amount of not less than $500,000.  The aggregate principal amount of all Equipment Advances shall not at any time exceed the Equipment Facility; provided, however, that, unless Borrower obtains all of the Required PUC Consents on or prior to July 31, 2011 and delivers the Updated Regulatory Opinion to Bank on or prior to July 31, 2011, the aggregate principal amount of all Equipment Advances (and the Term Loans) shall not at any time exceed $5,000,000.  Equipment Advances may only be used to finance Eligible Equipment purchased during the Draw Period (determined based upon the applicable invoice date of such Eligible Equipment). No Equipment Advance may exceed one hundred percent (100%) of the total invoice for such Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment). Borrower shall deliver to Bank a promissory note for the Equipment Advance in substantially the form attached hereto as Exhibit B.  Bank may enforce its rights in respect of the Equipment Advances under this Agreement without such note.  No Equipment Advances that are repaid may be reborrowed.  Notwithstanding anything to the contrary in this Agreement, no Equipment Advance shall be used to finance any Equipment located or to be located in any state where Borrower has not obtained the Required PUC Consents.

(ii)           Borrowing Procedure.  Whenever Borrower desires a Equipment Advance, Borrower will notify Bank by facsimile transmission or .pdf file via electronic mail of an advance request in substantially the form of Exhibit C hereto no later than noon Pacific Time on the Business Day that is three (3) Business Days prior to the Business Day on which a Equipment Advance is requested to be made, and shall include a copy of the invoice(s) or purchase order(s) for the Equipment being financed, a description satisfactory to Bank of the Collateral relating thereto and the location(s) of the Borrower at which such Collateral will be located.  Borrower shall also deliver to Bank additional information related to such Equipment as Bank may reasonably request.  Bank is authorized to make Equipment Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.  Subject to the terms and conditions hereof, including Section 3, Bank will credit the amount of Equipment Advances made under this Section 2.1(b) to Borrower’s deposit account, as specified by Borrower.

(c)           Payment.  For each Equipment Advance (other than any Term Loans) outstanding during the Draw Period, Borrower shall make monthly payments of accrued interest commencing on the fifth calendar day of each month in the Draw Period.  The Equipment Advances (other than any Term Loans) outstanding on each of June 30, 2011, September 30, 2011, December 30, 2011 and January 31, 2011 shall be converted into a term loan (each, a “Term Loan”).  On the fifth day of the first month following such conversion to a Term Loan and for each calendar month thereafter, Borrower shall make thirty six (36) equal monthly installment payments constituting principal plus accrued interest on such Term Loan.  The entire principal balance and all accrued but unpaid interest on all of the Term Loans are due on May 11, 2012; provided, however, that, if all Required PUC Consents have been obtained on or prior to July 31, 2011 and Borrower has delivered the Updated Regulatory Opinion to Bank on or prior to July 31, 2011, the maturity date on the Term Loans shall no longer be May 11, 2012, but the entire principal balance and all accrued but unpaid interest on (i) the Term Loan converted on June 30, 2011 shall be due and payable on November 5, 2014, (ii) the Term Loan converted on September 30, 2011 shall be due and payable on October 5, 2014, (iii) the Term Loan converted on December 30, 2011 shall be due and payable on January 5, 2015 and (iv) the Term Loan converted on January 31, 2012 shall be due and payable on February 5, 2015.

2.2          Mandatory Prepayment.  In the event of any conveyance, sale, lease, transfer or disposition of any of the Collateral or any casualty loss or the payment of any amount under any insurance policy with payment to the Collateral, without the prior written consent of Bank, Borrower shall immediately prepay the principal amount of the Obligations in the amount equal to all such amounts received in respect thereof.  Unless otherwise agreed in writing by Bank, all payments under this Section 2.2 shall be applied to the Equipment Advances and the Term Loans in inverse order of maturity.

2.3          Interest Rates, Payments, and Calculations.

(a)           Equipment Advance.  Except as set forth in Section 2.3(b), the outstanding principal balance of each Equipment Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 1.00%.

(b)           Late Fee/Default Rate.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default, provided, that Borrower shall not pay such late charge to the extent if the failure to make any such payment when due arises solely from either (i) Bank’s failure to effect timely automatic debits of the appropriate funds from an account of the Borrower at the Bank that has sufficient funds to make such payment where Borrower has expressly authorized such payment, or (ii) a technical malfunction of an auto debit from the Borrower’s account at Bank that has sufficient funds to make such payment where Borrower has authorized such payment; provided, further, that Borrower shall immediately make such payment when any such circumstance is no longer in effect.  If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5.0% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.

(c)           Payments.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges imposed by any jurisdiction.  Payments will be made via auto debit from the Borrower’s account at Bank.

(d)           Computation. The applicable rate of interest hereunder shall be increased or decreased effective as of the day the Prime Rate is changed as provided in the definition thereof, by an amount equal to such change in the Prime Rate.

(e)           Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence and continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or other payment received by Bank after 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Any wire transfer or other payment received by Bank before 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on such Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4          Fees.  Borrower shall pay to Bank the following:

(a)           Facility Fee.  On the Closing Date, a fee equal to $42,000, which shall be nonrefundable;

(b)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.5          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations (other than contingent indemnification obligations with respect to which no claim has been made) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.  Upon the full payment of all Obligations under this Agreement (other than contingent indemnification obligations with respect to which no claim has been made) and termination of all of Bank’s commitments to make Credit Extensions, Bank shall, at Borrower’s sole cost and expense, release the security interest in the Collateral granted under this Agreement and the other Loan Documents.

3.             CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           Executed copy of this Agreement;

(b)           a financing statement (Form UCC-1);

(c)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(d)           certificates of insurance naming Bank as lender loss payee and additional insured;

(e)           payment of the fees and Bank Expenses then due specified in Section 2.4;

(f)            current financial statements and such other updated financial information as Bank may reasonably request;

(g)           customer/mortgagee/landlord waiver(s) in form and substance satisfactory to Bank;

(h)           intercreditor agreement with Comerica and Hercules providing that, among other things, Bank has the first priority lien on the Collateral, in form and substance satisfactory to Bank (the “Intercreditor Agreement”);

(i)            evidence satisfactory to Bank showing that Bank has a perfected first priority security interest in all applicable Collateral;

(j)            good standing certificates of Borrower from the states of Delaware, California and Colorado;

(k)           a legal opinion letter from Bingham McCutchen LLP, special regulatory counsel to Borrower, addressed Bank, dated the Closing Date, in form and substance reasonably satisfactory to Bank, covering certain regulatory matters incident to the transactions contemplated herein;

(l)            evidence that all Required PUC Consents have been obtained on or prior to the Closing Date, each in form and substance satisfactory to Bank, except as disclosed in the Schedule (Schedule 5.10B); and

(m)          such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1, customer/mortgagee/landlord waivers requested by Bank in connection with such Credit Extension and confirmation of filing of any financing statement (Form UCC-1) or amendment thereto requested by Bank in connection with such Credit Extension;

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b); and

(c)           in good faith business judgment of Bank, no event that has had or could reasonably be expected to have a Material Adverse Effect.

4.             CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of Borrower’s covenants and duties under the Loan Documents.  Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2          Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents, including, without limitation, customer/mortgagee/landlord waivers. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3          Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.             REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is incorporated and each is qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.

5.2          Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, and are not in conflict or constitute a default or an event of default under any Indebtedness or other material agreement by which Borrower is bound.

Borrower is not in default under any agreement evidencing Indebtedness or any other material agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3          Collateral.  Borrower has rights in or the power to transfer its interest in the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens described in clause (a) or (b) of the definition thereof junior to the Liens granted to Bank.  All Collateral is located solely in the United States.  None of the Collateral is located in a state where Borrower does not have all of the Required PUC Consents applicable to such Collateral in such state.

5.4          No Prior Encumbrances.  Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens described in clause (a) or (b) of the definition thereof junior to the Liens granted to Bank as determined to exist from time to time.

5.5          Intellectual Property and Other Matters.  Borrower has all rights to the Intellectual Property, except to the extent that could not reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement other than agreements entered into by Borrower with licensors, vendors and business partners in the ordinary course of Borrower’s business.

5.6          Name; Location.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located in the United States at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof and the locations set forth on the Schedule.

5.7          Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency.

5.8          No Material Adverse Change in Financial Statements.  All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.  There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9          Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.10        Compliance with Laws and Regulations.  Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any material liability.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance in all material respects with all Environmental Laws, regulations and ordinances. Borrower is in compliance in all material respects with all rules, regulations, ordinances, codes, orders, writs, injunctions and decrees of all PUCs or Communications Laws applicable to it.  Other than as set forth in the Schedule, no consents, orders and approvals of any PUC or Federal Communications Commission are required in connection with the execution, delivery or performance of the Loan Documents, and, except as provided in the Schedule, all Required PUC Consents have been obtained.  Borrower has not violated any other statutes, laws, ordinances or rules applicable to it, where such violation could be reasonably expected to result in a Material Adverse Effect.  Borrower has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP.

5.11        Subsidiaries.  Except as disclosed on the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.12        Government Consents.  Except as disclosed on the Schedule, Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.13        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.             AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than contingent indemnification obligations with respect to which no claim has been made), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1          Good Standing and Government Compliance.  Borrower (a) shall maintain its corporate existence and good standing in each jurisdiction under whose laws Borrower is organized, and (b) shall maintain qualification and good standing in each other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except, in the case of this clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Borrower shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain in force all material licenses, approvals and agreements.

6.2          Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:

(a)           as soon as available, but in any event within 30 days after the end of each calendar month, a Borrower prepared consolidated balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(b)           as soon as available, but in any event within 150 days after the end of Borrower’s fiscal year, commencing from the fiscal year ended on December 31, 2010, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(c)           as soon as available, but in any event within the first 45 days of Borrower’s fiscal year beginning with fiscal year 2012, annual operating projections (including income statements, balance sheets and cash flow statements presented in a monthly format) approved by Borrower’s Board of Directors and commensurate with those provided to Borrower’s venture capital investors (“Borrower’s Financial Plan”);

(d)           copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable,  all reports on Forms 8-K, 10-K and 10-Q filed with the Securities and Exchange Commission;

(e)           promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more;

(f)            As soon as possible and in any event within five (5) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(g)           and such other information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3          Collateral Audits.  Bank shall have a right from time to time hereafter to audit and appraise the Collateral at Borrower’s expense, provided that such audits and appraisals will be conducted no more often than every twelve months unless an Event of Default has occurred and is continuing.

6.4          Adjusted Quick Ratio.  On and as of the last day of each calendar quarter, the Adjusted Quick Ratio as of such date shall not be less than 1.00 to 1.00.

6.5          Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6          Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as the sole lender loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  Proceeds payable under any casualty policy will be applied in accordance with Section 2.2, it being understood that all such proceeds shall be deemed Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.7          Depository Account; Minimum Deposit Balance.  Borrower shall maintain a depository account with Bank and maintain at least 30% of total aggregate cash deposits and other cash equivalents of Borrower (such aggregate amount, “Borrower’s Aggregate Cash Balances”) in such deposit account (based on average balances measured at the end of each calendar month); provided, that Borrower’s obligation under this Section 6.7 shall not be applicable to the extent that Borrower’s Aggregate Cash Balances is less than $2,000,000; provided, further, that at any event Borrower shall maintain sufficient funds in such account with Bank to allow for payments on the Equipment Advances and Term Loans via auto debit.

6.8          Intellectual Property.  Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public, except, in each case, to the extent that could not reasonably be expected to have a Material Adverse Effect.

6.9          Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to affect the purposes of this Agreement.

6.10        PUC Consents.  Borrower shall use commercially reasonable efforts after the date hereof to obtain, as soon as practicable, all Required PUC Consents and shall obtain all Required PUC Consents on or prior to July 31, 2011.  Borrower shall comply, in all material respects, with all rules, regulations, ordinances, codes, orders, writs, injunctions and decrees of all PUC’s applicable to it.  Borrower shall not locate or move any Eligible Equipment or other Collateral financed, in whole or in part, by any Equipment Advance in or to a state where Borrower does not have all of the Required PUC Consents applicable to such Eligible Equipment or Collateral in such state.  Promptly (but in any event within 5 Business Days) upon obtaining of any Required PUC Consent after the Closing Date, Borrower shall deliver evidence of such Required PUC Consent to Bank.  Upon Borrower’s obtaining of all of the Required PUC Consents, Borrower shall cause Bingham McCutchen LLP, special regulatory counsel to Borrower, to deliver a favorable legal opinion letter in the form attached as Exhibit E hereto to Bank opining, among other things, that Borrower has obtained all Required PUC Consents, in form and substance satisfactory to Bank (the “Updated Regulatory Opinion”).

6.11        Landlord Waivers.  To the extent not delivered prior to the Closing Date, Borrower shall deliver within 30 days after the Closing Date landlord waivers with respect to the locations where any Collateral is or will be located, each in form and substance satisfactory to Bank.

7.             NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than contingent indemnification obligations with respect to which no claim has been made) are paid in full or so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1          Dispositions.  Except for Permitted Transfers, convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution.

7.2          Change in Business.  Engage in or suffer a Change of Control; engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); experience a change in the key management of Borrower without prompt notice (no less than 15 days following such change) to Bank; cease to conduct business in the manner conducted by Borrower as of the Closing Date; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4          Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Bank that prohibits or otherwise restricts Borrower from encumbering any of its property other than restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed or pursuant to the Comerica/Hercules Loan Agreement.

7.6          Distributions.  Pay any dividends, except for dividends or distributions by a Subsidiary to Borrower, or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock of Borrower or any of its Subsidiaries, except that Borrower may repurchase the stock of employees or former employees pursuant to stock repurchase agreements up to $200,000 per calendar year as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase without the consent of Bank.

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, or (b) issuance of equity interests and Subordinated Debt in transactions constituting bona fide rounds of preferred stock or convertible Subordinated Debt financing for capital raising purposes provided that such transactions are approved by Borrower’s Board of Directors, including all disinterested directors.

7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10        Collateral.  Store the Collateral with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Collateral for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Collateral.  Except for such other locations as Bank may approve in writing, Borrower shall keep the Collateral only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.  Upon request by Bank, to the extent not previously delivered, Borrower shall deliver Bank customer/mortgagee/landlord waiver(s) with respect to any such location, in form and substance satisfactory to Bank.  Borrower shall not keep any Collateral in any state where Borrower has not obtained the Required PUC Consents.

7.11        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any law or regulation, which violation is reasonably likely to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1          Payment Default.  If Borrower fails to pay (i) any of the principal or interest when due, or (ii) any of the other Obligations within three (3) days of the due date;

8.2          Covenant Default.

(a)           If Borrower fails to perform any obligation under Article 6 (other than Section 6.1(a)) and such failure continues for five (5) Business Days or violates any of the covenants contained in Article 7 or Section 6.1(a) of this Agreement; or

(b)           If Borrower fails or neglects to perform or observe any other term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 20 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 20 day period or cannot after diligent attempts by Borrower be cured within such 20 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 20 days from the date Borrower receives notice thereof or any officer of Borrower becomes aware thereof) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3          Material Adverse Effect.  If there occurs any circumstance that could have a Material Adverse Effect.

8.4          Attachment.  If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 30 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5          Insolvency.  If Borrower ceases to pay its debts generally as they come due, admits in writing its inability to pay its debt generally or makes a general assignment for the benefit of creditors, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and such Insolvency Proceeding against Borrower is not dismissed or stayed within 60 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6          Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice, or a copy of written notice, from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Bank has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which are in the good faith judgment of Bank be materially less advantageous to Borrower;

8.7          Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8          Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 shall be rendered against Borrower and shall remain unsatisfied, unvacated and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment);

8.9          Required PUC Consents.  The failure of the Borrower to obtain the Required PUC Consents on or prior to July 31, 2011.

8.10        Misrepresentations.  If any material misrepresentation or material misstatement exists, when made or deemed made, now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document;

9.             BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, exercise all of its rights and remedies under applicable law including, without limitation, any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral, including, without limitation, the purchase of insurance with respect thereto.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)           Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral;

(h)           Bank may credit bid and purchase at any public sale;

(i)            Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j)            Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2          Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (b) dispose of any Collateral; (c) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (d) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (e) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Collateral and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (f) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (e) or (f) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than contingent indemnification obligations with respect to which no claim has been made) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3          Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable written notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.  After the occurrence of an Event of Default which continues, Borrower shall reimburse Bank, upon demand, for all costs and expenses, including reasonable attorney’s fees, incurred in connection with any of the Loan Documents.

9.4          Bank’s Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.5          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.5 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.6          Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower: INTELEPEER, INC.
2855 Campus Drive, Suite 200
San Mateo, CA 94403
Attn: Andre Simone/CFO
FAX: (650) 403-0818

If to Bank:	EAST WEST BANK
Technology & Commercial Banking Group
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Kelvin P. Chan
Fax: (408) 588-9688

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

All such notices, demands and communications shall be effective (i) when sent by an overnight courier service of recognized standing, on the first Business Day following the deposit with such service; (ii) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, the earlier of upon receipt or three Business Days after depositing it in the United States Postal Service; (iii) when delivered by hand, upon delivery; and (iv) when sent by facsimile transmission or e-mail (including .pdf file), upon confirmation of receipt; provided, however, that any notice delivered to Bank under Article 2 shall not be effective until actually received by Bank.

11.                               JURY TRIAL WAIVER, JUDICIAL REFERENCE.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.   BORROWER AND BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, BANK AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Borrower and, by its acceptance of the benefits hereof, Bank each (i) acknowledges that this waiver is a material inducement for Borrower and Bank to enter into a business relationship, that Borrower and Bank have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. IF THIS JURY TRIAL WAIVER IS NOT ENFORCEABLE THE PARTIES HERETO WILL RESOLVE ALL CLAIMS, DISPUTES AND OTHER MATTERS BY JUDICIAL REFERENCE UNDER CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ. BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF NONE, BY A REFEREE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA CLARA COUNTY.

12.                               GENERAL PROVISIONS.

12.1                        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder, except to Person that is not an Eligible Assignee and is a direct competitor of Borrower.

12.2                        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction.

12.3                        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5                        Amendments in Writing, Integration.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12.7                        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.8                        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than contingent indemnification obligations with respect to which no claim has been made) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower.  Notwithstanding anything to the contrary herein, the obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9                        Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank and its attorneys and other advisors and representatives in connection with their present or prospective business relations with Borrower or any Subsidiary, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order; provided, however, that Bank, to the extent permitted by law, rule and regulations, and practicable and not burdensome to Bank, shall notify Borrower prior to such disclosure, (iv) to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of Bank’s business or that of its affiliates in connection with the exercise of such authority or claimed authority; (v) as may be required in connection with the examination, audit or similar investigation of Bank and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. The obligations of Bank under this Section 12.9 shall survive termination of this Agreement until the first anniversary of the termination of this Agreement.

12.10                 Patriot Act Notice.  Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act ”), it is required to obtain, verify and record information that identifies the Borrower, which information includes name and address and other information that will allow Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INTELEPEER, INC.

By:	/s/ Andre Simone
Name:	Andre Simone
Title:	CFO

EAST WEST BANK

By:	/s/ Kelvin Chan
Name:	Kelvin Chan
Title:	SVP

DEBTOR:	INTELEPEER, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

The Collateral shall consist of all right, title and interest of every nature of Borrower in and to the property of Borrower listed below, whether presently existing or hereafter created or acquired, and wherever located:

all equipment and all other property of every nature granted in favor of Bank and/or financed in whole or in part with any advances made by Bank pursuant to the terms of the Loan Agreement and any other Loan Document, including, without limitation, all equipment listed below and all of Debtor’s books and records with respect to any such equipment, any claims, warranties, rentals, other rights and interest in any such equipment, all substitutions for, additions, attachments, accessories, accessions, upgrades and improvements to and replacements, proceeds and insurance proceeds of any such equipment, all supporting obligations and the security therefor or for any right to payment, all contracts entered into in connection with purchase or maintenance of such equipment, and all software, software license and other intellectual property rights embedded in such equipment, required to run such equipment or otherwise provided in connection with the acquisition of such equipment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Pursuant to the terms of  the Agreement, as amended from time to time, Borrower has agreed not to encumber any of Intellectual Property and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

List of Equipment (see attached)

Equipment Description	Make	Model	Serial Number	Qty	Cost	Invoice Number	Month	Location
IM4248-2-DAC-X2-US	Open Gear	NA	NA	1	2,366.00	6008	January-11	CHI
IM4248-2-DAC-X2-US	Open Gear	NA	NA	1	2,366.00	6009	January-11	NYC
MCS Unified SME 8.0 784513 Appliance	Sky Line- Cisco	NA	KQ501AG and KQ603BG	1	11,781.65	1S0735-IN	January-11	DEN
Staff Laptop	Dell	Latitude E6510	5RJBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	CWKBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	GRJBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	2RJBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	BJKBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	JXKBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	3ZKBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	8VKBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	CYKBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
Staff Laptop	Dell	Latitude E6510	3NKBYN1	1	1,149.73	XF73JCJX1	January-11	DEN
SQL Storage Device	Dell EqualLogic	PS6500	1WH8WN1	1	46,600.00	XF6XX5N24	January-11	DAL
SQL Storage Device	Dell EqualLogic	PS6500	DLY8WN1	1	46,600.00	XF6XX5N24	January-11	EWD
SQL Server	Dell	PowerEdge R710	3WB0BP1	1	9,900.91	XF7172FR6	January-11	DAL
SQL Server	Dell	PowerEdge R710	3WB1BP1	1	9,900.91	XF7172FR6	January-11	EWD
VMWARE Server	Dell	PowerEdge R710	3KY0BP1	1	6,294.08	XF7172564	January-11	DEN
VMWARE Server	Dell	PowerEdge R710	3KX2BP1	1	6,294.08	XF7172564	January-11	SMO
Desktop Computer	Dell	Optiplex 960	98Z7BP1	1	994.94	XF3P5NX7	January-11	DEN
Desktop Computer	Dell	Optiplex 960	98Z6BP1	1	994.94	XF3P5NX7	January-11	DEN
Desktop Computer	Dell	Optiplex 960	98ZSBP1	1	994.94	XF3P5NX7	January-11	DEN
Desktop Computer	Dell	Optiplex 960	98Z9BP1	1	994.94	XF3P5NX7	January-11	DEN
Desktop Computer	Dell	Optiplex 960	98Z8BP1	1	994.94	XF3P5NX7	January-11	DEN
olp sqlsvrent 2008R2 Single NL	Dell	NA	NA	2	14,950.28	XF6XRW668	January-11	DEN
OLP Officeproplus 2010 Single NL download only	Dell	NA	NA	10	4,865.85	XF6XRW5J6	January-11	DEN
Vmware Vsphere 4 std for 1 proc Max 6 cores per proc	Dell	NA	NA	4	3,289.48	XF6XRTI38	January-11	DEN
Production support subscription for Vmware vsphere std	Dell	NA	NA	4	1,201.56	XF6XRT138	January-11	DEN
Elec download only OLP winsvrrent 2008R2 single NL	Dell	NA	NA	4	8,203.48	XF6XRT138	January-11	DEN
Eport plus 130W adv port replicator for Latitude family	Dell	NA	NA	10	995.00	XF6XKTPT8	January-11	DEN
Dell Professional P221 wide screen 21.5” VIS HAS VGA DVI O	Dell	NA	NA	30	4,206.00	XF6XKTPT8	January-11	DEN
Cat6500 4port 10 Gigabit Ethernet Module w/c	American Communications	NA	WS-X6704-10GE-3BXL	10	50,000.00	INV33181	December-11	DEN
10Gbase LR xenpak module with Dom	American Communications	NA	WS-X6704-10GE-3BXL	22	19,800.00	INV33181	December-11	DEN
Sonus Datastream Integrator (DSI)	Sonus	Netra T5220	1048FM903P, 1048FM903Y	2	8,835.99	101016222	January-11	NYC
Sonus Datastream Integrator (DSI)	Sonus	Netra T5220	I048FM903U, 1048FM903X	2	8,835.99	101016047	January-11	LAX
Sonus Signaling Gateway (SGX 4000)	Sonus	Sun Fire X4250	1049FM201V, 1049FM301U	2	116,550.00	101016034	January-11	NYC
Sonus Datastream Integrator (DSI)	Sonus	Netra T5220	1047FM907K, 1047FM907M	2	8,835.99	101015899	January-11	ATL
Sonus Centralized Route Server (PSX)	Sonus	Netra T5220	1046FM9035	1	274,577.87	101015991	January-11	NYC
8 GB Dell Certified replacement memort module for dell	Dell	NA	n/a - in server tag # 98QNBK1	8	1,763.92	XF7779XJ9	February-11	DEN
Tap Fiber, HD, 1G	NetOptics	TP-800, 62.5um, SX,50:50, RevA	205000	1	2,795.00	156235	March-11	LAX
Tap Fiber, HD, 1G	NetOptics	TP-800, 62.5um, SX,50:50, RevA	187771	1	2,795.00	156236	March-11	CHI
Tap Fiber, HD, 1G	NetOptics	TP-800, 62.5um, SX,50:50, RevA	187772	1	2,795.00	156239	March-11	DAL
Tap, 20 Segment, Copper	NetOptics	TP20-CU, 10/100 Rev B	206090, 206091	2	10,400.00	156239	March-11	DAL
Tap Fiber, HD, 1G	NetOptics	TP-800, 62.5um, SX,50:50, RevA	205001	1	2,795.00	156237	March-11	NYC
Slim Tap, LC, Fiber, 1G, 62.5um	NetOptics	TP-SX5-LCSLM, SX, 50:50,850nm, RevG	208099, 208101	1	820.00	156237	March-11	NYC
Tap Fiber, HD, 1G	NetOptics	TP-800, 62.5um, SX,50:50, RevA	187773	1	2,795.00	156238	March-11	ATL
Slim Tap, LC, Fiber, 1G, 62.5um	NetOptics	TP-SX5-LCSLM, SX, 50:50,850nm, RevG	208082, 208103	2	820.00	156238	March-11	ATL
Tap, 20 Segment, Copper	NetOptics	TP20-CU, 10/100 Rev B	206092	1	5,200.00	156238	March-11	ATL
LG 55 inch 55LES 400 1080p LED LCD TV	Dell	NA	NA	2	2,598.00	XF8MWWW7K6	March-11	DEN
Sentry 48VDC remote power manager	42U	NA	NA	1	2,120.00	281975	February-11	LAX
Raritan 2U PDU 20A Nema	CDW	NA	NA	3	2,190.00	WSM5607	March-11	CHI
15213-703 Chatsworth products incorporated	GrayBar	NA	NA	5	2,181.65	953029980	March-11	DEN
44800 Nat coats american	GrayBar	NA	NA	5	23.65	953029980	March-11	DEN
189645 velcro usa incorporated	GrayBar	NA	NA	5	100.55	953029980	March-11	DEN
GE SFP LC Connector SX F/Cisco CPNT	MJKnet	NA	NA	100	5,250.00	AAAI1623	March-11	DEN
OSS/BSS Server	Intel	SR2612UR	BZUB03711172	1	7,514.00	HQ-0958612	March-11	DAL
OSS/BSS Server	Intel	SR2612UR	BZUB03702488	1	7,514.00	HQ-0958612	March-11	EWD
OSS/BSS Server	Intel	SR2612UR	BZUB04603I50	1	7,514.00	HQ-0958612	March-11	DEN
OSS/BSS Server	Intel	SR2612UR	BZUB04603148	1	7,514.00	HQ-0958612	March-11	DEN
TDM Gateway	Sonus	GSX9000	<arrived but not yet installed>	1	302,429.40	101016678	April-11	DAL
Sonus Centralized Route Server (PSX)	Sonus	Netra T5220	<arrived but not yet installed>	2	549,155.74	101016678	April-11	DAL
Sonus Signaling Gateway (SGX 4000)	Sonus	Sun Fire X4250	<arrived but not yet installed>	2	165,611.09	101016678	April-11	DAL
DNS/NTP HA Server	Dell	PowerEdge R210	DV45FP1	1	1,197.00	XF92KD259	April-11	CHI
DNS/NTP HA Server	Dell	PowerEdge R210	DV46FP1	1	1,197.00	XF92KD259	April-11	CHI

Equipment Description	Make	Model	Serial Number	Qty	Cost	Invoice Number	Month	Location
DNS/NTP HA Server	Dell	PowerEdge R210	DV47FP1	1	1,197.00	XF92KD259	April-11	NYC
DNS/NTP HA Server	Dell	PowerEdge R210	DV55FP1	1	1,197.00	XF92KD259	April-11	NYC
DNS/NTP HA Server	Dell	PowerEdge R210	DV56FP1	1	1,197.00	XF92KD259	April-11	ATL
DNS/NTP HA Server	Dell	PowerEdge R210	DV57FP1	1	1,197.00	XF91CW297	April-11	ATL
DNS/NTP HA Server	Dell	PowerEdge R210	DV26FP1	1	1,197.00	XF91CW297	April-11	DAL
DNS/NTP HA Server	Dell	PowerEdge R210	DV27FP1	1	1,197.00	XF91CW297	April-11	DAL
DNS/NTP HA Server	Dell	PowerEdge R210	DV35FP1	1	1,197.00	XF91CW297	April-11	LAX
DNS/NTP HA Server	Dell	PowerEdge R210	DV36FP1	1	1,197.00	XF91CW297	April-11	LAX
DNS/NTP HA Server	Dell	PowerEdge R210	DV37FP1	1	1,197.00	XF91CW297	April-11	DEN
IBM Power 7 720	Mid Range		<ordered but not yet received>	1	175,188.00	4386	April-11	BOC
Network Border Switch (NBS)	Sonus	GSX9000	2017101778	1	189,999.84	101016596	April-11	ATL
Network Border Switch (NBS)	Sonus	GSX9000	2017101761	1	189,999.84	101016597	April-11	CHI
Network Border Switch (NBS)	Sonus	GSX9000	2023102947	1	189,999.84	101016506	April-11	DAL
Network Border Switch (NBS)	Sonus	GSX9000	2023102936	1	189,999.84	101016598	April-11	LAX
Network Border Switch (NBS)	Sonus	GSX9000	2023102946	1	190,000.64	101016494	April-11	NYC
					$2,916,773.12

Locations:

Atlanta (ATL)	Boca Raton (BOC)
IntelePeer Inc C/O Telx	c/o HOST.NET
3500 NW Boca Raton Blvd,
56 Marietta St NW	Building 900
Atlanta, GA 30303	Boca Raton, Florida 33431

Chicago (CHI)	Los Angeles (LAX)
IntelePeer Inc C/O Telx	intelepeer Inc C/O Telx,
350 E Cermack Road, 2nd Floor	600 W 7th Suite 500
Chicago, II 60616	Los Angeles, CA 90017

Dallas (DAL)	New York (NYC)
IntelePeer Inc C/O Telx	intelepeer Inc C/O Telx,
2323 Bryan St 24th Floor	60 Hudson Street suite 901
Dallas, TX 75201	New York, New York 10013

Denver (DEN)	San Mateo (SMO)
Intelepeer Inc.	IntelePeer Inc
2300 15th Street	2855 Campus Drive, Suite 200
Suite 100	San Mateo, CA 94403
Denver, CO 80202

Englewood (EWD)
IntelePeer Inc. c/o Latisys
393 Inverness Parkway
Englewood, CO 80112

EXHIBIT B

EQUIPMENT ADVANCE NOTE

$12,000,000.00	May 16, 2011
Santa Clara, California

FOR VALUE RECEIVED, the undersigned, INTELEPEER, INC. (the “Borrower”), HEREBY PROMISES TO PAY to the order of East West Bank (the “Bank”) at its Principal Office located at 2350 Mission College Blvd., Suite 988, Santa Clara, CA  95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of TWELVE MILLION DOLLARS ($12,000,000.00) or so much of the Equipment Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Loan and Security Agreement dated the date hereof by and between Bank and Borrower, and as amended from time to time (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein are used in this Equipment Advance Note as defined in the Loan Agreement.

This Equipment Advance Note (the “Equipment Advance Note”) is entitled to the benefits of, the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Equipment Advance Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Equipment Advance Note upon the terms and conditions specified in the Loan Agreement.  This Equipment Advance Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrower and Bank in respect to such Collateral.

Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Equipment Advances as determined in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrower waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Equipment Advance Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Equipment Advance Note, including, but not limited to, attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Equipment Advance Note shall be governed and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.  The provisions of Section 11 of the Loan Agreement are incorporated herein as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Equipment Advance Note as of the date and year first above written.

INTELEPEER, INC.

By:
Name:
Title:

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

TO: East West Bank		DATE:	TIME:
FAX #: (408) 748-1268

FROM:	INTELEPEER, INC.	TELEPHONE REQUEST (For Bank Use Only):

	Authorized Signer’s Name	The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

Authorized Signature (Borrower)

Authorized Request & Phone #
PHONE #:
Received by (Bank) & Phone #

FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for an advance confirmed by this Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)	YES	NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:                                                                            EAST WEST BANK

FROM:                                                         INTELEPEER, INC.

The undersigned authorized officer of INTELEPEER, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                           with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements	Monthly within 30 days		Yes	No
Annual (CPA Audited)	FYE within 150 days		Yes	No
Board approved annual financial projections	Within 45 days of the beginning of fiscal year		Yes	No
8K, 10K and 10Q	(as applicable)		Yes	No

Financial Covenants	Required	Actual	Complies

Minimum Quick Ratio (Section 6.4)			Yes	No
Borrower Cash Balances with Bank (Section 6.7)			Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

EXHIBIT E
Form of Updated Regulatory Opinion

[INSERT], 2011

East West Bank

Technology & Commercial Banking Group

2350 Mission College Blvd., Suite 988

Santa Clara, CA 95054

Re:                               IntelePeer, Inc.

Equipment Term Loan

Ladies and Gentlemen:

We have acted as United States telecommunications regulatory counsel to IntelePeer, Inc., a Delaware corporation (“Borrower”), in connection with the Loan and Security Agreement dated May 16, 2011 by and between Borrower and East West Bank (“Lender”) (the “Loan and Security Agreement”).  Unless otherwise defined herein, terms used but not defined herein have the meanings assigned to them in the Loan and Security Agreement.

This opinion is rendered to you pursuant to Section 6.10 of the Loan and Security Agreement and it is limited to certain U.S. telecommunications regulatory matters specifically related to the Communications Act of 1934, as amended, including amendments made by the Telecommunications Act of 1996, 47 U.S.C. § 151, et seq. (the “Communications Act”), and the rules, regulations, notices, and orders of the Federal Communications Commission (the “FCC”) thereunder (the “FCC Rules” and, together with the Communications Act, the “Federal Telecommunications Laws”); and the comparable state statutes governing telecommunications (not including any state or other law or requirements pertaining to land use, rights-of-way, or the like), and the rules, regulations, and published policies, procedures, orders and decisions (the “State Telecommunications Laws”) of the agencies, boards, commissions or there governmental authorities with authority to regulate the provision of telecommunications services in the various states and the District of Columbia (the “State Regulatory Authorities”). The Federal Telecommunications Laws and the State Telecommunications Laws are collectively referred to herein as the “Telecommunications Laws” and the FCC and State Regulatory Authorities are collectively referred to herein as the “Regulatory Authorities” or each individually as a “Regulatory Authority.”  In this opinion we express no opinion and assume no responsibility as to the applicability of any other U.S., state, territorial, local, foreign, supranational, or regional laws or regulations, including, but not limited to, laws governing the corporate organization, authority to transact business, or tax liabilities of any party.

In this limited capacity and for the purposes of this Opinion, we have reviewed and such other documents and information as we have deemed necessary or appropriate to form the basis for the opinions hereinafter expressed.  In our examination of the Loan and Security Agreement, we have assumed: (i) the genuineness of all signatures; (ii) that where any signature that purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so; (iii) the due execution and delivery of each document submitted to us as an execution copy; (iv) the authenticity of all documents submitted to us as originals; (v) the conformity with the original of each documents submitted to us as an execution copy; and (vi) the conformity of all provisions, terms and conditions contained in each document submitted to us as an execution copy with the provisions, terms, and conditions contained in the executed final version of such document.  We have also assumed, without independent inquiry, that there are no agreements or understandings between or among the parties to the Loan and Security Agreement or third parties (other than those disclosed in the Loan and Security Agreement) that would expand, modify or otherwise affect the terms of the Loan and Security Agreement, or the rights or obligations of the parties thereto, and that the Loan and Security Agreement accurately and completely set forth the agreements of all parties thereto.

As to matters of fact, we have relied upon the factual representations and warranties of the Borrower in the Loan and Security Agreement and a certificate of an executive officer of the Borrower in connection with this opinion, a copy of which is attached hereto as Attachment 1 (the “Officer’s Certificate”).  Whenever in this opinion we limit our opinion to “to our Knowledge,” our statements are based solely on any information that actually became known to the telecommunications regulatory attorneys currently employed by this firm who are involved in representing the Borrower in connection with the Loan and Security Agreement in the course of their performance of services for Borrower.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files or records or dockets or any review of our files) to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the same in connection with the preparation and delivery of this opinion letter.

Although we have acted as telecommunications regulatory counsel in specific telecommunications regulatory matters for Borrower, we draw your attention to the fact that we have not undertaken any on-site or other physical inspections of its business or properties, and we have not independently verified the manner in which its business is or will be operated, and we have assumed based upon the Officer’s Certificate that Borrower does not offer or provide telecommunications and/or information services within the United States other than pursuant to the licenses, certificates, permits, registrations and authorizations identified in

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Schedule A of the Officer’s Certificate (the “Communications Licenses”) except to the extent that such services are not regulated by the FCC or any State Regulatory Authority.

We are admitted to the District of Columbia Bar.  We draw your attention to the fact that the members of the firm involved in the preparation of this opinion letter are not admitted to practice in all of the States and, although generally familiar with the State Telecommunications Laws, are not experts in the laws of those jurisdictions, and we have not obtained opinions of local counsel in any of these jurisdictions.  For the purposes of this opinion, we have made such examination of the Telecommunications Laws as we have deemed necessary.  In the course of developing this opinion, we have examined only actions and approvals arising out of, relating to, or taken pursuant to the provisions of the Telecommunications Laws.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or to assess the likelihood or effect of any event, including any proceeding or appeal which hereafter may be initiated by or before a Regulatory Authority or any federal or state court, or any changes in laws, rules, or regulations, or the interpretation of such, which may hereafter occur, or any changes in the terms of the transaction contemplated in the Loan and Security Agreement that may hereafter occur.

Based upon and limited to such examination and subject to the assumptions and qualifications set forth in this opinion, it is our opinion as of the date hereof that:

1.             No consent, approval or authorization of, or filing with, any Regulatory Authority is required that has not already been obtained or made for the due execution, delivery and performance as of the date hereof by Borrower of the Loan and Security Agreement, including, without limitation, the grant of Liens in the Collateral pursuant hereto.

2.             Neither the execution and delivery by Borrower of the Loan and Security Agreement nor the performance or compliance by Borrower with the terms and provisions thereof, violates any Telecommunications Laws.

The opinions expressed in this letter are subject in all respects to the following qualifications: (a) no opinion is rendered (except as expressly stated in the numbered paragraphs above) as to the compliance of Borrower now, in the past, or in the future with any or all conditions or other requirements of the Regulatory Authorities contained in the orders, if any, authorizing the operations of Borrower

3

or otherwise imposed by the Telecommunications Laws or Regulatory Authority policy, and we assume no obligation to ensure that Borrower comply with such conditions or requirements; (b) except as expressly stated in the numbered paragraphs above, no opinion is rendered as to the effect of any failure by Borrower to comply with any conditions or requirements of the Regulatory Authorities or the Telecommunications Laws; (c) this opinion speaks only to the transactions contemplated in the Loan and Security Agreement that are being consummated on, or prior to, the date hereof and does not address any transaction that may take place after the date hereof, including but not limited to the implementation or enforcement of some or all of the provisions of the Loan and Security Agreement that may require additional consents, approvals, authorizations, licenses, certificates, permits, or orders from or filings with any Regulatory Authority for the transfers of assets or ownership or control of Borrower; (d) no opinion is rendered as to matters not specifically referred to herein or to events which have not yet occurred and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to such matters; and (e) all opinions expressed in this letter are limited solely to the effect on the telecommunications business of Borrower of the Telecommunications Laws.

This opinion is given solely for the benefit of, and may be relied upon by, the Lender under the Loan and Security Agreement, and may not be quoted, used, relied upon, or referred to by any other party, nor redelivered to or relied upon by any governmental agency or any other person or entity, without the prior written consent of this firm, except for disclosure to successors and assigns of the addressees hereof as permitted under the Loan and Security Agreement.

BINGHAM McCUTCHEN LLP

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Attachment 1

OFFICER’S CERTIFICATE OF INTELEPEER, INC.

This Officer’s Certificate is being delivered in connection with the opinion letter of Bingham McCutchen LLP dated as of [INSERT], 2011 (the “Opinion Letter”), that is being delivered pursuant to the Loan and Security Agreement by and among IntelePeer, Inc. (“Borrower”) and East West Bank (“Lender”) dated as of May 16, 2011

All capitalized terms used herein that are not otherwise defined shall have the meanings given to them in the above-referenced Opinion Letter of Bingham McCutchen LLP. This Officer’s Certificate is given with the understanding that Bingham is relying on it and that Bingham would not give the Opinion unless this Officer’s Certificate were executed. I hereby acknowledge that I have read the Opinion.

I, Andre Simone, am the Chief Financial Officer of IntelePeer, Inc.. In my capacity as Chief Financial Officer, and not in any individual capacity, I hereby certify, in connection with the above-referenced Opinion Letter being delivered by Bingham McCutchen LLP, that the following is true and correct to the best of my knowledge, information and belief:

1.             Borrower holds all of the FCC and State Regulatory Authority licenses, certificates, permits, registrations and authorizations (“Communications Licenses”) listed on Schedule A hereto and those Communications Licenses are in full force and effect and have not expired on their own terms or been invalidated by any subsequent action of any Regulatory Authority.

2.             The business of Borrower is to provide telecommunications services and information services to consumers and businesses.  Borrower provides such services pursuant to the necessary authorizations, licenses, permits, certificates, registrations, approvals and other clearances of applicable Regulatory Authorities set forth on Schedule A, and currently offers local exchange, intrastate interexchange, interstate, and/or international telecommunications services in those jurisdictions listed on Schedule A.

3.             Borrower does not offer or provide telecommunications and/or information services within the United States other than pursuant to the Communications Licenses except to the extent that such services are not regulated by the FCC or any State Regulatory Authority.  All of the Communications Licenses required pursuant to the Telecommunications Laws for the Borrower to provide such services are listed on Schedule A.

This certificate is given with the express understanding that it will be relied upon by the law firm of Bingham McCutchen LLP, in rendering its Opinion Letter in connection with the Loan and Security Agreement. Bingham McCutchen LLP is entitled to rely on this certificate.

I declare under penalty of perjury that the foregoing is true and correct.  Executed this DATE day of [INSERT], 2011.

BY:
Andre Simone
Chief Financial Officer
IntelePeer, Inc.

Schedule A to Officer’s Certificate

Schedule of Regulatory Authority Authorizations Held By IntelePeer, Inc.

1)            FCC Authorizations Held by IntelePeer, Inc.

Company	Authority	Docket or Case Number
IntelePeer, Inc.	Blanket domestic Section 214 authority to provide interstate telecommunications services	47 C.F.R. § 63.01
IntelePeer, Inc.	International 214 authority to provide international telecommunications services	File No. ITC-214-20030529-00263

2)            State Authorizations Held by IntelePeer, Inc.

State	Authority	Grant Date	Citation(s)
Alabama	Local and IXC	March 11, 2010	Docket 31316
Arkansas	Local and IXC	Dec. 20, 2010	Docket No. 09-129-U
California	Limited facilities based and resold local exchange services; and IXC	March 2, 2010	Application No. 09-10-008 Decision 10-02-020
Colorado	Local and Emerging Competitive Telecommunications	Oct. 21, 2009	Docket No. 09A-658T
Delaware	Local and IXC	May 5, 2010	Docket No. 09-423
District of Columbia	Local	Oct. 7, 2009	Docket No. TA-09-7-9
Florida	IXC Local	August 11, 2009 Dec. 2, 2009	Docket No. 090400-TI Docket No. 090401-TX
Georgia	Local Facilities-based IXC Resold IXC	Nov. 25, 2009 Nov. 6, 2009 Nov. 3, 2009	Docket No. 30229 Docket No. 30230 Docket No. 30231
Hawaii	Local and IXC	Oct. 22, 2010	Docket No. 2009-0347
Idaho	Local and IXC	May 7, 2010	Case No. IPI-T-09-01
Illinois	Local and IXC	Nov. 12, 2009	Docket No. 09-0391
Indiana	Local and IXC	Oct. 28, 2009	Cause No. 43760
Iowa	Local IXC	Feb. 11, 2010 Nov. 17, 2009	Docket No. TCU-2009-0017 Telecommunications Service Provider Form
Kansas	Local IXC	May 8, 2010 May 8, 2010	Docket No. 10-ITPT-403-COC

State	Authority	Grant Date	Citation(s)
Docket No. 10-ITPT-402-COC
Kentucky	Local and IXC	Jan. 8, 2010	Letter of Intent
Louisiana	Local, IXC, and Competitive Access Provider (CAP)	June 22, 2010	Docket No. S-31142
Maryland	Local and IXC	Oct. 28, 2009	ML# 118436, TE-9942
Massachusetts	Local and IXC	July 30, 2009	Statement of Business Operations
Michigan	Local IXC	Feb. 8, 2010 May 27, 2009	Case No. U-16127 IXC Registration
Minnesota	Conditional Local and Operational IXC	Dec. 29, 2009	Docket No. P-6832/NA-09-1355
Missouri	Local and IXC	Feb. 12, 2010	File No. LA-2010-0170
Nebraska	Local and IXC	Jan. 5, 2010	Application No. C-4229
Nevada	Competitive Supplier of Telecommunications Services	Dec. 16, 2009	Docket No. 09-10036
New Hampshire	Local Intra-LATA Toll	May 6, 2010 May 6, 2010	Registration No. CL-04-001-10 Registration No. IXC-04-01-10
New Jersey	Local and IXC	March 17, 2010	Docket No. TE09110897
New Mexico	Local IXC	Jan. 28, 2010 July 10, 2010	Undocketed IXC Registration
New York	Local and IXC	Sept. 2, 2009	Matter No. 09-01296
North Carolina	Local IXC	Feb. 25, 2010 Dec. 21, 2009	Docket No. P-1496, Sub 1 Docket No. P-1496, Sub 0
Ohio	Local and IXC	Jan. 11, 2010	Case No. 09-1805-TP-ACE
Oklahoma	Local and IXC	Aug. 10, 2010	Cause No. PUD 200900233
Oregon	Local and IXC	Oct. 7, 2009	Docket No. CP 1458
Pennsylvania	Local, IXC and CAP	July 16, 2010	Docket Nos. A-2010-2152263 et al.
Rhode Island	Local and IXC	Dec. 7, 2010	Docket No. 4117
South Dakota	Local and IXC Switched Access	Feb. 12, 2010 May 25, 2010	TC10-001 TC10-015
Tennessee	Local and IXC	Sept. 3, 2010	Docket No. 09-00201
Texas	Local IXC	Nov. 3, 2009 Sept. 28, 2009	Docket No. 37507 Control No. 25000
Utah	Local and IXC	March 25, 2010	Docket No. 09-2518-01

State	Authority	Grant Date	Citation(s)
Vermont	Local and IXC	Jan. 27, 2010	CPG No. 914-CR
Virginia*	Local and IXC	Apr. 21, 2011	Case No. PUC-2010-00047
Washington	Local and IXC	Aug. 7, 2009	Docket UT-091244
West Virginia	Local and IXC	Apr. 22, 2010	Case No. 09-2067-T-CN
Wisconsin	Local and IXC	Feb. 4, 2010	Docket No. 2668-NC-100
Wyoming	Local and IXC	Dec. 10, 2010	Docket No. 70223-1-TA-10

*The licensee is IntelePeer Virginia, Inc.

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness  (Section 1.1)

Permitted Investments  (Section 1.1)

Permitted Liens  (Section 1.1)

Restrictions Regarding Intellectual Property (Section 5.5)

Prior Names  (Section 5.6)

Collateral Locations  (Section 5.6)

Litigation  (Section 5.7)

Required PUC Consents  (Section 5.10)

Exceptions to Required PUC Consents  (Section 5.10)

Subsidiaries  (Section 5.11)

Corporation Resolutions and Incumbency Certification

Authority to Procure Loans

I certify that I am the duly elected and qualified Secretary or Assistant Secretary of INTELEPEER, INC. (the “Corporation”); that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, That:

1.             Any one (1) of the following                                                      (insert titles only) of the Corporation are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)           Negotiate and procure loans, letters of credit and other credit or financial accommodations from East West Bank (“Bank”), including, without limitation, that certain Loan and Security Agreement dated as of May     , 2011, as may subsequently be amended from time to time.

(b)           Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties, without limit as to amount;

(c)           Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)           Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation; and

(e)           Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Corporation’s property and assets.

2.             Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;

3.             Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.             These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.             Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.             The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

I further certify that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the articles of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on May       , 2011.

Secretary

The Above Statements are Correct.
SIGNATURE OF OFFICER OR DIRECTOR OR, IF NONE. A SHAREHOLDER OTHER THAN SECRETARY WHEN SECRETARY IS AUTHORIZED TO SIGN ALONE.

Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.